Exhibit 10.4

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

EARGO, INC.

INVESTOR RIGHTS AGREEMENT

June 24, 2022

EXHIBITS

Exhibit A	Board Observer Agreement
Exhibit B	Indemnification and Advancement Agreement

i

EARGO, INC.

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT dated as of June 24, 2022 (this “Agreement”) is by and between Eargo, Inc., a Delaware corporation (the “Company”), and the investor(s) listed on the signature page hereto (“Investor”).

RECITALS

The Company proposes to issue the Notes and, following conversion of the Notes, shares of the Company’s Common Stock, to the Investor, in each case as contemplated by the Note Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), of even date herewith (the “Financing”).

As a condition to the Financing, the parties have agreed to enter into this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Activist Investor” means any Person that (a) in the reasonable judgment of the Board of Directors, holds or will acquire and hold securities of the Company with the purpose or the effect of changing or influencing control of the Company, as such terms are used in Rule 13d-1 of the Exchange Act, (b) any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or (c) has been previously identified in writing to the Investor by the Company as a Person that is acting with the purpose or the effect of changing or influencing control of the Company or that within the three (3) years preceding the date of the proposed Transfer has acted with the purpose or the effect of changing or influencing control of the Company. An “Activist Investor” shall also include any other Person that, to the knowledge of the Investor, is an Affiliate of a Person referenced in any of the foregoing clauses (a) through (c), and shall exclude any Person with respect to which the Company has agreed in writing shall not be considered an “Activist Investor” (it being understood that a Person shall be considered not to be an Activist Investor if such Person shall have agreed in writing with the Company that such Person will acquire and hold securities of the Company in the ordinary course of business and not with the purpose or the effect of changing or influencing control of the Company).

(b) “Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

(c) “Board of Directors” means the Company’s board of directors.

(d) “Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Banks of New York and San Francisco are authorized or required by law or executive order to close or be closed.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Competitor” means any Person that is primarily engaged in the business of selling hearing aids.

(g) “Confidential Information” means information regarding the Company or its Subsidiaries that is non-public, confidential or proprietary in nature, together with all analyses, compilations, forecasts, studies or other documents prepared by the Investor or its Representatives which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information that (a) are or become generally available to the public other than as a result of the Investors’ or its Affiliates’ or their respective Representatives’ disclosure in violation of this Agreement, (b) become available to the Investors or its Affiliates or their respective Representatives on a non-confidential basis from a source other than the Company or its Subsidiaries without any known breach of any confidentiality obligations, (c) was already in the Investor’s or its Affiliate’s or their respective Representatives’ possession prior to the date of this Agreement and which was not obtained from the Company or its Subsidiaries or their respective Representatives or (d) are independently developed by the Investor or its Affiliates without use of or reference to the Confidential Information.

(h) “Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

(i) “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes as contemplated by the Purchase Agreement.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “First Tranche Investment” means the investment of $100 million in senior secured notes of the Company by the Investor as contemplated by the Purchase Agreement.

(l) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

(m) “Indebtedness” means, without duplication, all indebtedness for borrowed money, including such obligations evidenced by notes, bonds, debentures or similar instruments.

(n) “Investor Parties” means the Investor and its Permitted Transferees.

(o) “Notes” means the senior secured notes of the Company issued to the Investor pursuant to the Purchase Agreement

(p) “Other Holders” means any Person that holds Notes other than the Investor Parties.

(q) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

(r) “Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors.

(s) “Restricted Securities” means Conversion Shares required to bear the legend set forth in Section 2.3(a) under the applicable provisions of the Securities Act.

(t) “Rights Offering” has the meaning set forth in the Purchase Agreement.

(u) “SEC” means the Securities and Exchange Commission.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(x) “Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes).

(y) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

(z) “Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

The following terms are defined in the Sections of this Agreement indicated:

Term	Section
Agreement	Preamble
Applicable Matters	3.2(b)
Chosen Court	3.2(b)
Company	Preamble
Confidentiality Agreement	2.4(a)
Financing	Preamble
Financing Arrangement	2.2(a)
Investor	Preamble
Investor Group	3.12
Investor Nominee	2.1(b)
Issuer Agreement	2.2(a)
Non-Recourse Parties	3.14
Observer	2.1(a)
Other Investments	3.12
Permitted Transferees	2.2(a)
Purchase Agreement	Preamble
Renounced Business Opportunity	3.12

SECTION 2

COVENANTS OF THE PARTIES

2.1 Board of Directors.

(a) Prior to consummation of a Rights Offering (as contemplated by the Purchase Agreement), for as long as the Investor Parties hold any Notes, the Investor Parties shall have the right to appoint one observer to the Board of Directors (the “Observer”); provided, that such Observer shall be a senior professional, no less senior than Vice President, associated with Patient Square Capital, L.P. The initial Observer shall be Justin Sabet-Peyman. The Company and the Investor shall enter into the Board Observer Agreement in the form and substance attached hereto as Exhibit A. Following the consummation of the Rights Offering, or in the event the Investor Parties no longer hold any Notes, all rights of the Investor Parties to designate an Observer and for any previously designated Observer to observe under this Agreement shall terminate without the requirement of further action by the Company or any other person or entity.

(b) Effective immediately following the Rights Offering and any acquisition of shares of Common Stock by the Investor Parties pursuant to the Note Purchase Agreement, the Investor Parties shall have the right to nominate the number of directors (each, an “Investor Nominee” and collectively, “Investor Nominees”) to the Board of Directors that is proportionate to Investor’s ownership of the Company, which will be rounded up to the nearest whole number (for the avoidance of doubt, such number of Investor Nominees shall in no event be less than one). If the Investor Parties have the right to so nominate an Investor Nominee or Investor Nominees, subject to Section 2.1(d), the Company shall take commercially reasonable actions to cause to be elected to the Board of Directors such individual or individuals nominated by the Investor, including, without limitation, by (i) expanding the size of the Board of Directors and causing the Investor Nominee or Investor Nominees to be appointed as directors and (ii) including such Investor Nominee or Investor Nominees on the Company’s recommended slate of directors that are up for election at the Company’s Annual Meeting of Stockholders in the Company’s proxy statement to its stockholders announcing the Company’s Annual Meeting of Stockholders and nominating the Investor Nominee or Investor Nominees for election to the Board of Directors. If, following election to the Board of Directors, an Investor Nominee resigns, is removed, is not re-elected or is otherwise unable to serve for any reason and the Investor Parties still have the right to nominate such Investor Nominee or Investor Nominees, then, subject to Section 2.1(e), the Investor Parties shall be entitled to designate a replacement Investor Nominee or Investor Nominees, and the Board of Directors shall use commercially reasonable efforts to elect such replacement Investor Nominee or Investor Nominees to the Board of Directors, including, without limitation, by including such Investor Nominee or Investor Nominees on the Company’s recommended slate of directors that are up for election at the Company’s Annual Meeting of Stockholders in the Company’s proxy statement to its stockholders announcing the Company’s Annual Meeting of Stockholders and nominating the Investor Nominee or Investor Nominees for election to the Board of Directors. In the event that the Investor Parties cease to hold any Conversion Shares that entitle it to nominate the Investor Nominee or Investor Nominees as provided above, if requested by the Board of Directors, the Investor Parties shall use reasonable best efforts to have its Investor Nominee or Investor Nominees resign as a director. As a pre-condition to the nomination of any Investor Nominee, such Investor Nominee shall execute and deliver to the Board of Directors an irrevocable letter of resignation to be deemed tendered at the time the Investor is required to use reasonable best efforts to have him or her so resign and the Board of Directors requests such resignation. If the Board of Directors so requests, the Observer shall resign at such time as an Investor Nominee or Investor Nominees are elected to the Board of Directors.

(c) The foregoing rights in Section 2.1(a) and Section 2.1(b) will inure to the Investor and will not be exercisable by any transferee that acquires Notes or Conversion Shares other than Permitted Transferees of the Investor.

(d) Notwithstanding anything to the contrary herein, as a condition to his or her nomination to the Board of Directors, each Investor Nominee must (i) be either (x) a senior professional, no less senior than Vice President, associated with Patient Square Capital, L.P. or (y) otherwise reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors applying the Company’s standard practices and the same considerations to the Investor Nominee as would be applied by such committee to any other director appointee, nominee or applicant, (ii) comply with the Corporate Governance Guidelines of the Company as in effect from time to time to the extent such compliance is required from all of the other director appointees, nominees or applicants and (iii) satisfy all then-applicable independence and other requirements of membership on a Board of Directors, Nominating and Corporate Governance Committee of the Board of Directors and Compensation Committee of the Board of Directors (or similar committees) imposed by the rules of Nasdaq (other than the requirements of Rule 10A-3(b)(1)(ii) under the Exchange Act).

(e) Subject to all applicable legal and stock exchange listing requirements, at the request of the Investor Parties, the Company shall take all action reasonably necessary to ensure an Investor Nominee serves as a member of each committee of the Board of Directors (other than the Audit Committee and any committee established to review a transaction between the Company, on the one hand, and the Investor Parties, Investor Nominees or an Affiliate of the Investor Parties or the Investor Nominee, on the other hand).

(f) For the duration of Observer’s appointment as Observer of the Company and for the duration of any Investor Nominee’s service on the Board of Directors, and thereafter for the duration of the applicable statute of limitations, the Company shall cause to be maintained in effect a policy of liability insurance coverage for Observer and any Investor Nominee against liability that may be asserted against or incurred by him or her in his or her capacity as Observer or Investor Nominee, as applicable, which is no worse in scope and amount to that provided to the members of the Board of Directors. Upon request, the Company shall provide Observer and any Investor Nominee or his or her counsel with a copy of all directors’/officers’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials.

(g) The Company and any Investor Nominee elected to the Company’s Board of Directors shall enter into the Indemnification and Advancement Agreement in the form and substance attached hereto as Exhibit B.

2.2 Restrictions on Transfer.

(a) The Investor Parties shall not Transfer any of the Notes prior to the Maturity Date thereof to any Person without the consent of the Company, unless an Event of Default (as defined in the Purchase Agreement) has occurred and is continuing. Notwithstanding the foregoing, without the consent of the Company, the Investor may Transfer Notes (i) to its direct or indirect limited partners or other investors, in each case, to which Notes are transferred by way of distribution, the Investor’s affiliated funds or controlled Affiliates (such controlled Affiliates, limited partners and other investors that hold Notes, whether during or after such restricted period, collectively, the “Permitted Transferees”), (ii) in connection with customary pledges in connection with financing arrangements by the Investor or to the extent that all of the net proceeds of such sale are solely used to satisfy a margin call (i.e. posted as collateral) or repay bona fide loan or lending transaction entered into by the Investor (a “Financing Arrangement”) to the extent necessary to satisfy a bona fide margin call on such Financing Arrangement or to avoid a bona fide margin call on such Financing Arrangement that is reasonably likely to occur; provided, that, in each such Financing Arrangement, the lender has executed a customary issuer agreement (an “Issuer Agreement”) with each lender or agent therefor with respect to such Financing Arrangements on commercially reasonable terms in form and substance reasonably satisfactory to the Company, and subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), or (iii) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws; provided, however, that as a condition to such Transfer any such transferee must agree to be bound by (x) the terms of this Section 2 pursuant to a written agreement in form and substance reasonably satisfactory to the Company and (y) the terms and conditions of the Registration Rights Agreement (and upon such Transfer, whether during or after such restricted period, any transferee pursuant to clause (i) above shall become an “Investor Party” and any transferee pursuant to clauses (ii) and (iii) above shall become an “Other Holder,” in each case, for purposes of this Section 2). For the avoidance of doubt, the foregoing restriction shall not apply to conversions of Notes, as contemplated by the Purchase Agreement.

(b) In connection with any Transfer of Notes that is effected pursuant to a transaction in which the Investor Parties (or any of their representatives) negotiate the terms of such Transfer directly with the third party purchaser (other that any underwriter, dealer (including a dealer acting as a block positioner), market maker, placement agent or initial purchaser thereof), at no time shall the Investor Parties and Other Holders, as applicable, knowingly (after reasonable inquiry) Transfer any Notes to (i) any Company Competitor, (ii) any Activist Investor or Person who the Investor Party or Other Holder, as applicable, reasonably should know is an Activist Investor or has been an Activist Investor in the last three (3) years. In no event shall the foregoing limitations apply to, or limit in any way, sales by the Investor Parties in transactions effected on any stock exchange.

(c) In any event, Restricted Securities shall not be Transferred except upon satisfaction of the conditions specified in Section 2.3, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 2.2 or applicable securities laws shall be void ab initio.

2.3 Restrictive Legends.

(a) The Conversion Shares issued upon conversion of the Notes shall be represented by a certificate and shall (unless otherwise permitted by the provisions of Section 2.3(c)) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b) The Investor Parties or Other Holders, as applicable, consent to the Company making a notation on its records and giving instructions to any transfer agent of the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 2.3.

(c) Prior to any proposed Transfer of any Restricted Securities, the Investor Party and Other Holder shall give written notice to the Company of such Investor Party’s or Other Holder’s, as applicable, intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company and its transfer agent to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company and its transfer agent, whereupon such Investor Party or Other Holder, as applicable, shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by such Investor Party or Other Holder, as applicable, to the Company. Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 2.3 above, except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of an Investor Party or Other Holder, as applicable, of a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall remove the first such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act and the Investor promptly Transfers the Conversion Shares. If an Investor Party or Other Holder holds a certificate bearing the second restrictive legend, upon the request of such Investor Party or Other Holder, as applicable, the Company shall remove such restrictive legend from such certificate when the provisions of Section 2.2 are no longer applicable to the applicable Conversion Shares.

2.4 Standstill.

(a) The Investor Parties and any Other Holders, as applicable, agree (x) so long as the Investor Parties or Other Holders have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Conversion Shares representing more than five percent (5%) of the outstanding Common Stock of the Company or (y) the Investor Parties have the right to nominate a director to the Board of Directors (or any person so nominated continues to serve on the Board of Directors) pursuant to Section 2.1, the Investor Parties and Other Holders will not at any time, nor will it cause or permit any of its Affiliates to: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or its Subsidiaries, other than as a result of the Rights Offering contemplated by the Purchase Agreement, (ii) any tender or exchange offer, merger, consolidation, recapitalization or other disposition involving the Company or its Subsidiaries or assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its Affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors except in accordance with Section 2.1; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; it being understood that nothing in this Section 2.4 shall (x) restrict or prohibit the Investor Nominee or Investor Nominees, as applicable, from taking any action, or refraining from taking any action, which he or she determines, in his or her reasonable discretion, is necessary to fulfill his or her fiduciary duties as a member of the Board of Directors or (y) restrict the Investor Parties’ or Other Holders’ acquisition of the Notes or Common Stock issuable upon conversion of the Notes in connection with the Rights Offering contemplated by the Purchase Agreement (including the accretion of dividends thereon and any dividends payable in any other security), in each case, in accordance with the terms of this Agreement and the Purchase Agreement; provided, further, that the restrictions set forth in clause (a)(i) above shall not apply (i) with respect to acquisitions of Common Stock consented to in writing by the Board of Directors, or (ii) following the public announcement of a tender or exchange offer, merger, consolidation, recapitalization or other disposition of all or substantially all of the Company’s stock or assets, in each case, that has been approved by the Board of Directors, and the restrictions set forth in this Section 2.4 shall not apply (iii) following the date the Company commences proceedings under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws. Upon closing of the First Tranche Investment contemplated by the Purchase Agreement, the restrictions set forth in Section 6 of that certain Confidentiality Agreement, dated as of March 7, 2022, by and between the Company and Patient Square Capital, L.P. (the “Confidentiality Agreement”), shall terminate and cease to apply. Notwithstanding the foregoing, it is understood and agreed that the Investor Parties shall not be prohibited from entering into an agreement and having confidential discussions with legal, accounting or financial advisors for the limited purposes of evaluating any of the transactions contemplated by this Section 2.4, and the Investor Parties and/or its Affiliates may initiate private discussions with the Company that could result in a negotiated transaction otherwise prohibited by this Section 2.4; provided, however, that, in each case, any such discussions under this sentence are not reasonably be expected to require public disclosure.

(b) The provisions in Section 2.4(a) will terminate and cease to have effect if, following the Rights Offering contemplated by the Purchase Agreement, the Investor Parties acquire control of a majority of the voting power of the Company.

2.5 Confidentiality.

(a) So long as the Investor Parties have the right to appoint an Observer or nominate a director to the Board of Directors pursuant to Section 2.1 or an Observer or Investor Nominee or Investor Nominees, as applicable, are still acting as an Observer or serving on the Board of Directors, as applicable, (i) the Investor Parties and Other Holders shall keep all Confidential Information confidential and shall not, without the Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part and (ii) the Investor Parties and Other Holders shall not use any Confidential Information, other than in connection with the performance of its obligations hereunder. During such period, the Investor Parties and Other Holders shall disclose the Confidential Information only to such of its respective Representatives who need to know the Confidential Information for such purpose, who are informed by the applicable Investor Party or Other Holder, as applicable, of the confidential nature of the Confidential Information and who either (x) are otherwise bound by an obligation of confidentiality to the Company to ensure compliance with the terms of this Section 2.5 or (y) shall agree to act in accordance with the terms and conditions of this Section 2.5. The applicable Investor Party or Other Holder shall be responsible for any non-compliance with this Section 2.5 by its Representatives. The applicable Investor Party or Other Holder shall return to the Company or, insofar as reasonably practicable, destroy all copies of Confidential Information upon the Company’s written request. Notwithstanding the foregoing, the Investor Parties and Other Holders may retain such materials to the extent required by applicable law or in accordance with internal compliance procedures; provided, however, that the Investor Parties and Other Holders shall keep all such copies confidential in accordance with this Section 2.5. In addition, notwithstanding the foregoing, Confidential Information may be disclosed by the Investor Parties to their limited partners, prospective limited partners, members or other owners, who are subject to customary confidentiality obligations, as part of ordinary course reporting or review procedure or in connection with ordinary course fundraising, transactional or reporting activities, as the case may be. The Confidentiality Agreement shall terminate simultaneously with the closing of the First Tranche Investment.

(b) In the event that an Investor Party or any of its Representatives is required or requested by applicable law (including oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Confidential Information, the applicable Investor Party will provide the Company with prompt notice (unless such notification is prohibited by applicable law and other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Company or this Agreement) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 2.5. In the event that such a protective order or other remedy is not obtained, that no such notice is required to be provided to the Company or that the Company waives compliance with the provisions of this Section 2.5, the applicable Investor Party may disclose such Confidential Information without liability hereunder.

2.6 Financial Statements and Other Information.

(a) Subject to Section 2.6(b), and for so long as the Investor Parties hold record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Notes or of Conversion Shares representing more than five percent (5%) of the outstanding Common Stock of the Company, the Company shall deliver to the Investor Parties:

(i) within 90 days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 2022, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year;

(ii) Within 60 days after the last day of each fiscal year of the Company, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of the Company and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by the board of directors of the Company, together with any related business forecasts used in the preparation of such annual financial projections, in each case, in form and substance reasonably acceptable to the Investor Parties and approved in accordance with this Agreement;

(iii) within 45 days after the end of each quarter commencing with the quarter ending June 30, 2022, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; and

(iv) within 30 days after the last day of each month, commencing with the month ending May 31, 2022, a monthly management report of the Company and its Subsidiaries covering operations for such month, in such form prepared by the Company’s management team consistent with its past practice and reasonably acceptable to the Investor (it being understood that the sample management report provided by the Company to the Investor on June 10, 2022 is reasonably acceptable to the Investor).

(b) Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 2.6 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Investor on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR); provided, however, that in each case, the Company shall use its commercially reasonable efforts to notify the Investor in writing (which may be by electronic mail) of the posting of any such documents.

(c) For so long as the Investor Parties hold record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Notes or of Conversion Shares representing more than five percent (5%) of the outstanding Common Stock of the Company (on a fully-diluted basis), the Investor Parties or the employees of the Investor Parties shall have the reasonable right to consult from time to time with the officers of the Company at its principal place of business regarding operating and financial matters of the Company; provided, that, the exercise of such right does not materially interfere with the operations of the business of the Company.

2.7 Information Rights. So long as Investor Parties have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Notes or of Conversion Shares representing more than five percent (5%) of the outstanding Common Stock of the Company (on a fully-diluted basis), the Investor shall receive a copy of all written board packages delivered to the Board of Directors in connection with meetings thereof and shall have access to all monthly financial statements of the Company; provided, that, the Investor shall only distribute any such materials to Investor Parties. Notwithstanding the foregoing, the Company shall not be required to afford any such information if doing so would (a) cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (b) cause a risk of a loss of privilege to such party or any of its Subsidiaries, (c) constitute a violation of any applicable law, rule or regulation or (d) otherwise disclose competitively sensitive material.

2.8 Section 16 Matters.

(a) The Company shall use commercially reasonable efforts in the form of resolutions adopted by the Board in its discretion as may be required to cause the receipt of Conversion Shares pursuant to the Purchase Agreement by each Purchaser Party (including, with respect to the Purchaser and its Affiliates, as “directors by deputization”) that may from time to time be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent such exemption is available to such Persons.

(b) If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Purchaser Parties, their Affiliates and/or an Investor Nominee being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if an Investor Nominee is serving on the Board at such time or has served on the Board during the preceding six months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Purchaser Parties’, their Affiliates’ and such Investor Nominee’s interests (with respect to the Purchaser and its Affiliates, as “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Purchaser Parties, their Affiliates and/or an Investor Nominee of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Purchaser Parties or their Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Purchaser Parties reasonably request that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the Purchaser Parties’, their Affiliates and such Investor Nominee’s interests (with respect to the Purchaser and its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, to the extent such exemption is available to such Persons.

2.9 Voting Agreement.

(a) For so long as the Investor Parties have the right to designate or nominate one or more directors to the Board of Directors pursuant to Section 2.1 or any Investor Nominee continues to serve on the Board of Directors, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor Parties or Other Holders, as applicable, shall take such action as may be required so that all Conversion Shares owned, directly or indirectly, of record or beneficially by such Investor Parties and Other Holders and entitled to vote at such meeting of stockholders are voted (a) in favor of each director nominated or recommended by the Board of Directors for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board of Directors, (b) against any stockholder nomination for director that is not approved and recommended by the Board of Directors for election at any such meeting, (c) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board of Directors or the Compensation Committee of the Board of Directors (or any successor committee or committee performing similar functions, however denominated), and (d) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm. In furtherance of the foregoing, for so long as the Investor Parties have the right to designate or nominate a director to the Board of Directors pursuant to Section 2.1, the Investor Parties and Other Holders shall take such action as may be required so that the applicable Investor Parties and Other Holders are present, in person or by proxy, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof so that all Conversion Shares owned, directly or indirectly, of record or beneficially by the Investor Parties and Other Holders may be counted for the purposes of determining the presence of a quorum and voted in accordance with the terms and conditions of this Section 2.9.

(b) The provisions in Section 2.9(a) will terminate and cease to have effect if, following any conversion of Notes into shares of Common Stock of the Company in connection with the Rights Offering contemplated by the Purchase Agreement, the Investor acquires control of a majority of the voting power of the Company.

2.10 Nasdaq Listing.

(a) To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Common Stock issuable upon conversion of the Notes in connection with the Rights Offering contemplated by the Purchase Agreement to be approved for listing on the Nasdaq Stock market, subject to official notice of issuance.

(b) The Company agrees to use its best efforts to maintain its listing on the Nasdaq Stock Market at all times that the Investor holds any Notes or Conversion Shares.

2.11 Information Barriers. The Company (i) acknowledges that the Investor has advised the Company that the Investor and its Affiliates are in the business of holding, investing and trading in securities, and (ii) so long as no information is disclosed in violation of Section 2.5, agrees that this Agreement shall not in any way restrict or limit the activities of the Investor, any of its Affiliates or any of their respective employees (or, for the avoidance of doubt, the Investor Nominee) in the business of holding, investing and trading in securities so long as such activities are in compliance with applicable securities laws, including, but not limited to, where (A) such activities are undertaken by the Investor, employees and/or their Affiliates (or, for the avoidance of doubt, the Investor Nominee) that are not then in possession of Confidential Information constituting material non-public information of the Company, (B) the Investor Nominee is subject to information barriers designed to protect the flow of Confidential Information constituting material non-public information to the Investor, other employees and Affiliates or (C) an affirmative defense pursuant to paragraph (c) of Rule 10b5-1 under the Exchange Act of 1934 is otherwise available.

SECTION 3

MISCELLANEOUS

3.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) will be deemed as sufficient as if actual signature pages had been delivered.

3.2 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

(b) Any dispute relating hereto shall be heard first in the New York Court of Appeals, and, if applicable, in any state or federal court located in of New York in which appeal from the New York Court of Appeals may validly be taken under the laws of the State of New York (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of New York, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c) Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d) Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 3.5 shall be deemed effective service of process on such Person.

(e) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

3.3 Entire Agreement; No Third Party Beneficiary. This Agreement and the Purchase Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder, provided that (a) the Non-Recourse Parties shall be third-party beneficiaries of Section 3.14, (b) the Observer and the Director Nominees shall each be third-party beneficiaries of Section 2.1, and (c) the Director Nominees shall each be third-party beneficiaries of Section 2.11.

3.4 Expenses. All fees, costs and expenses incurred in connection with this Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby, respectively, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the First Tranche Investment, the Company shall reimburse the Investor for all reasonable and documented out-of-pocket costs and expenses, including legal fees, expenses, other professional fees and expenses, and all reasonable out-of-pocket due diligence expenses, incurred by the Investor in connection with the transactions contemplated by this Agreement and the Purchase Agreement.

3.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Eargo, Inc.

2665 North First Street, Suite 300

San Jose, CA 95134

Email: [***]

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd. Suite 1100

Los Angeles, CA 90067

E-mail: [***]

Attention: David Zaheer; Charles Ruck; Kathleen Wells

If to Investor, to:

c/o Patient Square Equity Advisors, LP

2884 Sand Hill Road, Suite 100

Menlo Park, CA 94025

E-mail: [***]

Attention: Adam Fliss, Justin Sabet-Peyman

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Email: [***]

Attention: Jason Freedman

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

E-mail: [***]

Attention: Tom Fraser

3.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in connection with a Transfer permitted by Section 2.2. No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

3.7 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

3.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

3.9 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Section, paragraph, Exhibit and Schedule references are to the Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

3.10 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

3.11 Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

3.12 Corporate Opportunities. The Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, notwithstanding anything to the contrary (including Company policies, guidelines and codes in effect from time to time), (a) acknowledges and affirms that the Investor and its Representatives, including any Investor Nominee (the “Investor Group”): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in this Section 3.12, the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)), and (c) acknowledges and affirms that no member of Investor Group, including any Investor Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Investor Group may pursue a Renounced Business Opportunity. Notwithstanding anything to the contrary in the foregoing, the Company does not renounce its interest in any corporate opportunity if such corporate opportunity was expressly offered to any Investor Nominee solely in his or her capacity as a member of the Board of Directors; provided that such opportunity has not been separately presented to the Investor or its Affiliates. Notwithstanding anything to the contrary in the foregoing, the Company shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 3.12.

3.13 Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Investor will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 3.13 shall not apply to any press release or other public statement made by the Company or an Investor (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, existing and prospective limited partners or other Permitted Transferees.

3.14 Non-Recourse Parties. Without limiting any of the provisions contained in the equity commitment letter executed by Patient Square Equity Partners, LP on the date hereof, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether in contract, in tort, in law or in equity or provided by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise), except to the extent expressly set forth in this Agreement. For the avoidance of doubt, this Section 3.14 is intended to benefit and may be enforced by each Non-Recourse Party (and each such Person shall be a third-party beneficiary of this Section 3.14) and shall be binding on all respective successors and permitted assigns thereof.

(The next page is the signature page)

The parties have caused this Investor Rights Agreement to be executed as of the date first written above.

EARGO, INC.

By:	/s/ Christian Gormsen
Name: Christian Gormsen
Title: Chief Executive Officer and President

PSC ECHO, LP

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: General Counsel and Chief Compliance Officer

[Signature Page to Investors’ Rights Agreement]

EXHIBIT A

BOARD OBSERVER AGREEMENT

EXHIBIT B

INDEMNIFICATION AND ADVANCEMENT AGREEMENT